Exhibit 99.1

INTELLECTUAL PROPERTY PURCHASE AGREEMENT

This INTELLECTUAL PROPERTY PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 25, 2011 by and among Peak Wellness, Inc., a Connecticut corporation doing business as Peak Wellness Biopharma (“Seller”),  Atlas Therapeutics Corporation, a Nevada corporation (“Atlas”), and Atlas Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Atlas (“Buyer”).  Seller, Atlas and Buyer are referred to collectively herein as the “Parties”.

WITNESSETH

WHEREAS, Seller is an integrative medical and healthcare provider focused on private, personal medical and healthcare coupled with nutrition, diet, and weight loss counseling, sports rehabilitation, physical therapy, and exercise physiology;

WHEREAS, Seller has developed and owns a proprietary formula and the natural myostatin inhibiting product known as MYO-T12 (“MYO-T12”);

WHEREAS, Seller is engaged in formulating MYO-T12 (the “MYO-T12 Activities”); and

WHEREAS, Seller wishes to sell, and Buyer wishes to buy, certain of Seller’s assets used in connection with the MYO-T12 Activities on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises set forth above, which are incorporated in this Agreement as if fully set forth below, and the mutual promises herein made, and in consideration of the representations, warranties and covenants herein contained, the Parties agree as follows.

ARTICLE I
DEFINITIONS

Section 1.1   Definitions.  For purposes of this Agreement:

“Accounts Receivable” means all accounts receivable related to the MYO-T12 Activities owed to Seller or any of its Affiliates prior to the Closing, including (i) any refund or credit of taxes and (ii) any other rebate or refund arising from the MYO-T12 Activities prior to the Closing Date.

 “Acquired Assets” means all of Seller’s right, title, and interest in and to all of the following assets of Seller and used, held for and/or necessary in connection with the MYO-T12 Activities as conducted as of the date of this Agreement and the Closing Date:

(a)        all Intellectual Property, including without limitation, those set forth and described on Section 3.7 of the Disclosure Schedule  (which shall include U.S. Patent Application No. 11/750, 128 entitled “Avian Follistatin Product” filed May 17, 2007);

(b)        all goodwill relating to the MYO-T12 Activities and the Acquired Assets as of the  Closing Date;

(c)        all documents in seller’s possession relating to the Intellectual Property, including licenses and sublicenses of the Intellectual Property to which Seller is a party, if any, and such other documents or materials that contain information necessary or relevant to the Intellectual Property to conduct the MYO-T12 Activities;

(d)        Invention Agreements/Assignments;

(e)        the business records related to the MYO-T12 Activities; and

(f)         all rights, if any, to indemnification, warranties, claims and causes of action against third parties relating to any of the foregoing.

provided, however, notwithstanding anything to the contrary set forth in this definition, the Acquired Assets shall not include any Excluded Assets.

“Affiliate” has the meaning set forth in Rule 12b-2 promulgated under the Exchange Act.

“Agreement” has the meaning set forth in the preamble.

“Assumed Liabilities” means all Transfer Taxes.

“Basket” has the meaning set forth in Section 8.4(a).

“Bill of Sale” has the meaning set forth in Section 2.5(a)(i).

“Business Contracts” means the Contracts relating to the manufacture, distribution, marketing or sales in respect of the MYO-T12.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks located in New York, New York, shall be authorized or required by law to close.

“Buyer” has the meaning set forth in the preamble.

“Buyer Indemnified Party” has the meaning set forth in Section 8.2.

“Cash” means cash, cash equivalents, marketable securities and liquid investments.

“Closing” has the meaning set forth in Section 2.4.

“Closing Date” has the meaning set forth in Section 2.4.

“Colker” means Dr. Carlon M. Colker.

“Confidentiality Agreement” means Section 5 of the Memorandum of Agreement, dated as of November 11, 2010, by and between Atlas and Seller, regarding the terms and conditions relating to the use and treatment of confidential information disclosed by the Parties.

“Contract” means any written or oral agreement, contract, arrangement, commitment, promise, obligation, right, instrument, document or other similar understanding, which in each case is in writing and signed by parties intending to be bound thereby.

 “Damages” has the meaning set forth in Section 8.2.

 “Decree” means any judgment, decree, ruling, injunction, assessment, attachment, undertaking, award, charge, writ, executive order, administrative order or any other order of any Governmental Authority.

“Defenses and Claims” has the meaning set forth in Section 2.2.

“Disclosure Schedule” has the meaning set forth in Article III.

“Disclosure Supplement” has the meaning set forth in Section 5.6.

“Employment Agreement” has the meaning set forth in Section 7.2(d).

“Environmental Laws” means, as enacted and in effect on or prior to the Closing Date, all federal, state, local and foreign statutes, laws (including case or common law), regulations, ordinances, rules, judgments, orders, decrees, codes, injunctions, permits, concessions, grants, franchises, licenses, or agreements relating to human health and safety, the environment or emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, facilities, structures, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the investigation, clean-up or other remediation thereof.  Without limiting the generality of the foregoing, “Environmental Laws” include: (i) the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., as amended; (ii) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 26 U.S.C. § 4611 and 42 U.S.C. § 9601 et seq., as amended; (iii) the Superfund Amendment and Reauthorization Act of 1984, as amended; (iv) the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended; (v) the Clean Water Act, 33 U.S.C. § 1251 et seq; (vi) the Safe Drinking Water Act, 42 U.S.C. § 300f et seq.; and (vii) the Occupational Safety and Health Act of 1976, 29 U.S.C. § 651, as amended, and all rules and regulations promulgated thereunder.

“Equipment” means tangible personal property (other than Inventory) used in the MYO-T12 Activities, including machinery, equipment, fixtures, trade fixtures, store models, computer hardware and furniture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excluded Assets” means all assets of Seller that are not expressly included in the Acquired Assets, including:

(a)        (i) certificates of incorporation or organizational documents, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, stock certificates and other documents relating to the organization, maintenance, existence and operation of Seller; (ii) subject to Section 6.3, books and records related to Taxes paid or payable by Seller; and (iii) any Tax asset of or with respect to Seller;

(b)        capital stock of any of Seller’s Subsidiaries;

(c)        all Permits;

(d)       all insurance policies and binders and all claims, refunds and credits from insurance policies or binders due or to become due with respect to such policies or binders, except for claims for Liabilities relating to the MYO-T12 Activities and/or Acquired Assets arising before or on the Closing Date;

(e)        Seller’s rights under this Agreement or any Related Agreement;

(f)         Seller’s rights under any Contracts;

(g)        Inventory and other products;

(h)        Equipment;

(i)         Accounts Receivable;

(j)         Leases;

(k)        Seller’s integrative health and medical practice; and

(l)         Cash.

“Excluded Liabilities” means all the Liabilities of Seller other than the Assumed Liabilities, including without limitation, the following:

(a)        any Liability not relating to or arising out of the MYO-T12 Activities, including without limitation, any Liability relating to or arising out of the Excluded Assets;

(b)        any Liability of Seller for Taxes except Transfer Taxes;

(c)        all Liabilities for accounts payable arising on or prior to the Closing;

(d)        all Liabilities, if any, relating to employees of Seller including, without limitation, Liabilities in connection with withheld payroll Taxes, payroll, workman’s compensation benefits and employee withholding or arising under the Employee Retirement Income Security Act of 1974, as amended;

(e)        all Liabilities of Seller under this Agreement or any Related Agreement and the transactions contemplated hereby or thereby;

(f)         any Liability of Seller for Leases or Contracts;

(g)        any and all Liability under the civil action and related Settlement Agreement, Release and Covenant Not to Sue described in Section 3.10; and

(h)        all Liabilities and Litigation relating to the Acquired Assets and/or the MYO-T12 Activities incurred or arising on or prior to the Closing Date (or arising from acts or omissions on or prior to the Closing Date).

“FDA” has the meaning set forth in Section 3.3.

“GAAP” means United States generally accepted accounting principles consistently applied.

“Governmental Authority” means any federal, state, local or foreign governmental or regulatory authority, agency, commission, court, body or other governmental entity.

“Hazardous Substances” means any substance that is toxic, ignitable, reactive, corrosive, radioactive, caustic, or regulated as a hazardous substance, contaminant, toxic substance, toxic pollutant, hazardous waste, special waste, or pollutant, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, poly-chlorinated bi-phenyls and asbestos regulated under, or which is the subject of, applicable Environmental Laws.

“Holder” has the meaning set forth in Section 8.4(a).

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Intellectual Property” shall mean proprietary information or subject matter relating to any product or service relating to the MYO-T12 Activities or suggested by or resulting from any such product or service relating to the MYO-T12 Activities including, but not limited to: (a) all issued patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, extensions and reexaminations thereof concerning the MYO-T12 Activities; (b) all inventions, technology, trade secrets, know-how, technical information and data, improvements, formulas, research, development, laboratory notebooks, processes, diagrams, designs, drawings, engineering, test procedures and specifications, manufacturing specifications, configurations, packaging, search results, and any documents or materials relating thereto concerning the MYO-T12 Activities; (c) any and all registered and unregistered trademarks, service marks, trade dress, logos, slogans, trade names and Internet domain names, together with all goodwill associated therewith relating to the MYO-T12 Activities, and all pending applications, registrations, and renewals in connection therewith relating to the MYO-T12 Activities; (d) all copyrightable material together with all registrations and applications for registration therefor and renewals in connection therewith including, without limitation, marketing materials, web pages, newsletters, advertising materials and circulars relating to the MYO-T12 Activities; (e) customer lists, marketing data, designs and drawings relating to the MYO-T12 Activities; (f) all computer software, source code, object code and media storage devices (including data and databases) relating to the MYO-T12 Activities; and (g) all other documents and information in Seller’s possession, custody or control describing the Intellectual Property.

“Invention Agreements/Assignments” means all written agreements or instruments of assignment for agreements entered into by all persons, including employees, agents, consultants and contractors of Seller with Seller assigning and conveying to Seller full, effective, exclusive and original ownership of the Intellectual Property, as set forth in Section 1.1(b) of the Disclosure Schedule.

“Inventory” means all merchandise and products, supplies, containers, labels, packaging material, maintenance supplies, and other similar items sold by Seller in connection with the MYO-T12 Activities.

“IRC” means the Internal Revenue Code of 1986.

“Knowledge” of Seller (and other words of similar import) means the knowledge of the individuals set forth in Section 1.1(a) of the Disclosure Schedule with respect to the applicable matter set forth herein after the conduct of reasonable inquiry and diligence.  “Knowledge” of Buyer or Atlas (and other words of similar import) means the knowledge of the individuals set forth in Section 1.1(a) of the Disclosure Schedule with respect to the applicable matter set forth herein after the conduct of reasonable inquiry and diligence.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral) pursuant to which Seller holds any leasehold or subleasehold estates and other rights to use, occupy or operate the Acquired Assets and/or in connection with the MYO-T12 Activities as currently conducted.

“Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether at law or equity in contract or in tort or otherwise, and whether due or to become due) regardless of when arising or asserted.

“Lien” means any mortgage, pledge, lien, charge, security interest, option, right of first refusal, easement, security agreement or other encumbrance or restriction on the use or transfer of any property; provided, however, that “Lien” shall not be deemed to include any license of Intellectual Property.

“Litigation” means any pending or threatened action, cause of action, suit, claim, cross claim, third party claim, investigation, audit, demand, hearing or proceeding, whether civil, criminal, administrative or arbitral, whether at law or in equity, whether in contract or in tort or otherwise, and whether before any Governmental Authority.

“Material Adverse Effect” means any effect or change that has a material adverse effect on the business, assets, prospects, financial condition, operating results or operations of the Acquired Assets and/or in connection with the MYO-T12 Activities as presently conducted, taken as a whole.

“Memorandum of Agreement” means that certain Memorandum of Agreement, dated as of November 11, 2010, by and between Atlas and Seller, as amended.

“MYO-T12” has the meaning set forth in the preamble.

“MYO-T12 Activities” has the meaning set forth in the recitals.

“Note” has the meaning set forth in Section 2.3(b).

“Outside Date” has the meaning set forth in Section 9.1(b)(ii).

“Parties” has the meaning set forth in the preamble.

“Permit” means any franchise, approval, permit, license, order, registration, certificate, variance or similar right obtained from any Governmental Authority.

“Person” means an individual, a partnership, a corporation, a limited liability company, limited liability partnership, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or any other entity, including any Governmental Authority or any group of any of the foregoing.

“Purchase Price” has the meaning set forth in Section 2.3.

“Purchase Price Allocation” has the meaning set forth in Section 2.6.

“Registrable Securites” has the meaning set forth in Section 8.4(a).

“Related Agreements” means the Bill of Sale, the Employment Agreement, the Note, the Security Agreement and all other agreements entered into in connection with this Agreement and the foregoing documents.

“Representative” means, when used with respect to a Person, the Person’s controlled Affiliates (including Subsidiaries) and such Person’s and any of the foregoing Persons’ respective officers, directors, managers, members, shareholders, partners, employees, agents, representatives, advisors (including financial advisors, bankers, consultants, legal counsel and accountants).

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning set forth in Section 2.3(b).

“Seller” has the meaning set forth in the preamble.

“Seller Indemnified Party” has the meaning set forth in Section 8.3.

 “Subsidiary” means, with respect to any Person, means, on any date, any Person (a) the accounts of which would be consolidated with and into those of the applicable Person in such applicable Person’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date or (b) of which securities or other ownership interests representing more than fifty percent of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests or more than fifty percent of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Tax” or “Taxes” means any United States federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, stamp, occupation, premium, windfall profits, environmental (including taxes under Section 59A of the IRC), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

 “Third Party Claim” has the meaning set forth in Section 8.5.

“Transaction Proposal” has the meaning set forth in Section 5.9.

“Transfer Tax” has the meaning set forth in Section 6.5.

Section 1.2   Interpretations.  Unless otherwise indicated herein to the contrary:

(a) When a reference is made in this Agreement to an Article, Section, Annex, Exhibit, Schedule, clause or subclause, such reference shall be to an Article, Section, Annex, Exhibit, Schedule, clause or subclause of this Agreement.

(b) The words “include,” “includes” or “including” and other words or phrases of similar import, when used in this Agreement, shall be deemed to be followed by the words “without limitation.”

(c) The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.

(d) The word “if” and other words of similar import shall be deemed, in each case, to be followed by the phrase “and only if.”

(e) The use of “or” herein is not intended to be exclusive.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.  Whenever the context may require, any pronouns used herein shall include the corresponding masculine, feminine or neuter forms, and the singular form of names and pronouns shall include the plural and vice versa.

(g) All terms defined in this Agreement have the same defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein.

(h) Any reference herein to law or to a legal requirement (or, with respect to any statute, ordinance, code, rule or regulation, any provision thereof) shall be deemed to include reference to all laws and or to such legal requirement and any legal requirement promulgated thereunder (or provision thereof, as applicable), including any successor thereto, respectively, in each case, as may be amended.

(i) References herein to a Person are also to its permitted successors and assigns.  Any reference herein to a Governmental Authority shall be deemed to include reference to any successor thereto.

(j) Any reference herein to “Dollars” or “$” shall mean United States dollars.

ARTICLE II
PURCHASE AND SALE

Section 2.1   Purchase and Sale of Assets.  On the terms and subject to the conditions set forth in this Agreement, Buyer will purchase from Seller, and Seller will sell, transfer, assign, convey and deliver to Buyer at the Closing all of the Acquired Assets, free and clear of all Liens.

Section 2.2   Assumed Liabilities.  On the terms and subject to the conditions set forth in this Agreement, Buyer will assume and become responsible for the Assumed Liabilities after the Closing.  Buyer agrees to pay, perform, honor and discharge, or cause to be paid, performed, honored and discharged, all Assumed Liabilities in accordance with the terms thereof after  the Closing.  Nothing herein shall be deemed to deprive Buyer of any defenses, set-offs or counterclaims which Seller may have had or which Buyer shall have with respect to any of the Assumed Liabilities (the “Defenses and Claims”).

Section 2.3   Purchase Price. In full consideration for the assignment or transfer of the Acquired Assets, the consideration to be paid by Buyer (the “Purchase Price”) for the Acquired Assets shall consist of:

(a) A cash payment in an amount equal to the sum of $450,000 (such amount, the “Cash Payment”), which shall be payable at the Closing.

(b) A promissory note in the amount of $700,000, bearing interest at the rate of 3% per annum, substantially in the form, and subject to the terms, conditions and covenants, of Exhibit A hereto (the “Note”).  As security for payment of the Note, Buyer shall execute a security agreement, substantially in the form of Exhibit B hereto (the “Security Agreement”), providing the Seller with a first priority security interest in the Acquired Assets.  The Note shall be payable in two installments in accordance with the following schedule:

(i) $350,000 plus all accrued interest thereon shall be due and payable no later than one hundred and eighty (180) days after the Closing Date; and

(ii) $350,000 plus all accrued interest thereon shall be due and payable on the first anniversary of the Closing Date.

(c)  Atlas shall issue to Seller 7,024,000 shares (the “Shares”) of Atlas’ voting common stock, $0.001 par value, representing 12% of the fully-diluted voting common stock of Atlas.

Section 2.4   Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Ellenoff, Grossman & Schole LLP located at 150 E. 42nd Street, New York, New York (or such other location as shall be mutually agreed upon by Seller and Buyer), commencing at 10:00 a.m. local time on February 25, 2011 or on such other date as shall be mutually agreed upon by the Parties (the “Closing Date”).  For purposes of this Agreement and the transactions contemplated hereby, the Closing will be deemed to occur and be effective, and title to and risk of loss associated with the Acquired Assets and relating to the MYO-T12 Activities, shall be deemed to occur at 12:01 am, New York City time, on the Closing Date.

Section 2.5   Deliveries at Closing.

(a) At the Closing, Seller will deliver to Buyer the following duly executed documents and other items:

(i) a Bill of Sale substantially in the form of Exhibit C hereto (the “Bill of Sale”);

(ii) an officer’s certificate to the effect that each of the conditions specified in Section 7.1(a) and Section 7.1(a) is satisfied;

(iii) the receipt of all third party consents and notices to or from third parties that are required to be delivered or obtained pursuant to Section 7.1(c) and delivered by Seller;

(iv)  the Employment Agreement;

(v) an officer’s certificate of Seller enclosing a copy of the certificate of incorporation of Seller, the by-laws of Seller, resolutions of Seller’s board of directors approving the transactions contemplated by this Agreement and a certification as to incumbency of the officers of Seller executing and delivering this Agreement;

(vi) the opinion of counsel for Seller substantially in the form of Exhibit D hereto (the “Legal Opinion”);

(vii) Invention Agreements/Assignments; and

(viii) the actual possession of or unfettered access to the Acquired Assets.

(b) At the Closing, Buyer and Atlas will deliver to Seller the following duly executed documents and other items:

(i) the Employment Agreement;

(ii) the Security Agreement;

(iii) an officer’s certificate to the effect that each of the conditions specified in Section 7.2(a) and Section 7.2(b) are satisfied;

(iv) the Cash Payment;

(v) the Note; and

(vi) the Shares.

Section 2.6   Allocation.  Buyer and Seller agree to allocate the Purchase Price (as finally determined hereunder), the Assumed Liabilities and all other relevant items among the Acquired Assets in accordance with Section 1060 of the IRC and the Treasury Regulations thereunder. Consistent with the foregoing, Buyer and Seller shall allocate the Purchase Price and the Assumed Liabilities (and all other relevant items) as of the Closing Date in accordance with Section 2.6 of the Disclosure Schedule (the “Purchase Price Allocation”).  The Purchase Price Allocation shall be conclusive and binding on the parties, and Buyer and Seller agree (and agree to cause their respective subsidiaries and Affiliates) to prepare and file IRS Form 8594 and all Tax Returns on a basis consistent with the Purchase Price Allocation.  None of the Parties will take any position inconsistent with the Purchase Price Allocation on any Tax Return or in any audit or Tax proceeding, unless otherwise required by law.

ARTICLE III
SELLER’S REPRESENTATIONS AND WARRANTIES

Seller represents and warrants to Buyer that the statements contained in this Article III are true and correct as of the date of this Agreement and as of the Closing Date, except as set forth in the disclosure schedule accompanying this Agreement (the “Disclosure Schedule”).  The Disclosure Schedule has been arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement for the convenience of the Parties.

Section 3.1   Organization of Seller; Good Standing; Subsidiaries. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business (including the MYO-T12 Activities) as now being conducted.  To Seller’s Knowledge, it is duly qualified to do business in each jurisdiction where the nature of the business conducted or property owned by it, make such qualification necessary, other than those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect on the Acquired Assets.  Seller does not own any direct or indirect subsidiaries.

Section 3.2   Authorization of Transaction.

(a) Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and all other Related Agreements and to perform its obligations hereunder and thereunder.

(b) The execution, delivery and performance of this Agreement and all other Related Agreements have been duly authorized by Seller’s Board of Directors and stockholders.

(c) This Agreement (assuming due authorization and delivery by Buyer and Atlas) constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 3.3   Noncontravention; Government Filings.  Neither the execution and delivery of this Agreement or the Related Agreements nor the consummation of the transactions contemplated hereby and thereby, including the transfer of the Acquired Assets, will (a) conflict with or result in a breach of the articles of incorporation or bylaws, or other organizational documents, of Seller, (b) to Seller’s Knowledge, violate any law or Decree to which Seller is, or its respective assets or properties are, subject (including, without limitation, those promulgated by the Food and Drug Administration of the U.S. Department of Health and Human Services (the “FDA”) or by any foreign, federal, state or local regulatory authority performing functions similar to those preformed by the FDA), or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any material Contract to which Seller is a party or by which it is bound except, in the case of either clause (b) or (c), for such conflicts, violations, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, have a Material Adverse Effect.  To Seller’s Knowledge, Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement (including, without limitation, those promulgated by the FDA or by any foreign, federal, state or local regulatory authority performing functions similar to those preformed by the FDA), except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, have a Material Adverse Effect or prevent or materially impair or delay Seller’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 3.4   Title to Assets.  At the Closing, Seller has good, valid and marketable title to, or the right to use, the Acquired Assets, and Seller will convey at the Closing good, valid and marketable title to, or Seller’s right to use, all of the Acquired Assets, free and clear of all Liens.  Except as set forth in Section 3.4 of the Disclosure Schedule, no financing statement under the Uniform Commercial Code with respect to any of the Acquired Assets is effective in any jurisdiction, and Seller has not signed any financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement against any of the Acquired Assets.

Section 3.5   Sufficiency of Acquired Assets.  The Acquired Assets immediately after the Closing shall constitute all of the assets necessary for Buyer to produce the MYO-T12 product.

Section 3.6   Absence of Certain Changes.  Except as set forth in Section 3.6 of the Disclosure Schedule and as otherwise contemplated or permitted hereby, from the execution date of the Memorandum of Agreement through the Closing Date, there has not occurred any Material Adverse Effect with respect to the Acquired Assets.

Section 3.7   Intellectual Property.  Seller warrants and represents that:

(a) Section 3.7(a) of the Disclosure Schedule is an accurate and complete list of the Intellectual Property rights owned by Seller, and all agreements pursuant to which Seller entitles third parties to exploit the Intellectual Property, and represents all such rights as are sufficient, necessary or desirable for Buyer to conduct the MYO-T12 Activities;

(b) Seller has full right, power and authority to grant all of the rights, title and interests granted in the Intellectual Property to the Buyer in this Agreement. Neither Protein Factor Inc., Alex Rogers nor any other third party has any rights, title or interests in the Intellectual Property or the Acquired Assets;

(c) all of the Intellectual Property is valid, subsisting and enforceable, in whole and in part, and Seller has not undertaken or omitted to undertake any acts, and no circumstances or grounds exist, that would invalidate, reduce or eliminate, in whole or in part, the enforceability or scope of, the Buyer’s entitlement to exclusively exploit such rights or otherwise impair the conduct of the MYO-T12 Activities;

(d) Seller owns or has a valid and binding license or other right to use all of the Intellectual Property necessary to conduct the MYO-T12 Activities and there are no other items of Intellectual Property that are material to the ordinary conduct of the MYO-T12 Activities;

(e) Seller has sole, exclusive, valid, irrevocable, unencumbered rights, interests and title to the Intellectual Property and has not granted any encumbrances or other agreements thereon or thereto, and the Intellectual Property is free and clear of all Liens;

(f) to Seller’s Knowledge, neither the MYO-T12 Activities nor the Intellectual Property infringes the intellectual property or proprietary rights of any third party;

(g) to Seller’s Knowledge, no third party is infringing or misappropriating any Intellectual Property owned, licensed or used by Seller;

(h) there are no suits, actions or proceedings presently pending or, to Seller’s Knowledge, threatened against Seller that assert that the MYO-T12 Activities or the existence, ownership or operation of the Intellectual Property infringes or misappropriates any third party’s intellectual property rights or challenge the validity, legality, enforceability or ownership of any Intellectual Property owned by Seller;

(i) Except as set forth in Section 3.7(i) of the Disclosure Schedule, Seller has not entered into any agreement to indemnify any other Person against any charge of infringement of any Intellectual Property;

(j) there are no royalties, fees or other payments payable by Seller to any Person by reason of the ownership, use, license, sale or disposition of any Intellectual Property;

(k) Seller has taken commercially reasonable and customary measures and precautions to protect and maintain the confidentiality of all Intellectual Property and otherwise to maintain and protect the full value of all Intellectual Property;

(l) the consummation of the transactions contemplated by this Agreement or the Related Agreements will not result in the termination or impairment of any of the Intellectual Property;

(m) Seller has delivered or made available to Buyer correct and complete copies of all documents in its possession relating to the Intellectual Property, including licenses and sublicenses of the Intellectual Property to which Seller is a party, and such other document or materials that contain information necessary or relevant to the Intellectual Property to conduct the MYO-T12 Activities;

(n) to Seller’s Knowledge, all persons, including, without limitation, employees, agents, consultants and contractors of Seller who have contributed to or participated in the conception and development of any Intellectual Property have entered into written agreements with Seller assigning and conveying to Seller full, effective, exclusive and original ownership of all such Intellectual Property, and copies of all such written agreements or instruments of assignment have been delivered to Buyer; and

(o) Seller agrees that, upon Buyer’s request, it will, at Buyer’s expense, sign all papers, take all rightful oaths, and do all acts which may be necessary, desirable or convenient for securing and maintaining patents, trademarks or other protection for the Intellectual Property in any and all countries and for vesting title thereto in Buyer, its successors, assigns and legal representatives or nominees, or which may be necessary to exploit or defend its rights in the Intellectual Property.  Seller hereby authorizes and requests that the Commissioner of Patents and Trademarks of the United States and any official of any country or countries foreign to the United States whose duty it is to issue patents or other evidence or forms of intellectual property on applications as aforesaid, to issue the same for the Intellectual Property to Buyer its successors, assigns and legal representatives, or to such nominees as it may designate.

Section 3.8   Tax Matters.  Except as set forth in Section 3.8 of the Disclosure Schedule: (a) all Tax Returns which Seller is required to file on or before the Closing Date have been or will be duly and timely filed, (b) Seller has not requested or been granted an extension of time for filing any Tax Return that has not yet been filed, (c) all information provided in each such Tax Return is true, correct and complete to best of Seller’s Knowledge, information and belief, (d) Seller has timely paid all Taxes that have become due and payable as Taxes imposed on it, pursuant to such Tax Returns or otherwise, or pursuant to any assessment received by it, (e) to Seller’s Knowledge, all Taxes that the Seller is or was required to withhold or collect have been duly held or collected and, to the extent required, have been paid in full to the appropriate Governmental Authority, (f) to Seller’s Knowledge, no penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (g) no claim exists against Seller for any Taxes, and no assessment, deficiency or adjustment has been asserted or proposed with respect to any Tax Return of or with respect to Seller, and (h) no Lien for Taxes exists against any of the Acquired Assets (other than Liens for Taxes not yet due or payable).

Section 3.9   Legal Compliance.  Seller, to its Knowledge, is and has been in compliance with all applicable laws relating to the MYO-T12 Activities and/or the Acquired Assets, except where any such noncompliance by Seller would not result in any Material Adverse Effect to the Acquired Assets.

Section 3.10   Litigation; Decrees.  There is no Litigation pending or, to Seller’s Knowledge, is threatened which (a) would have a Material Adverse Effect, (b) challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby, (c) involves a claim for product liability or (d) relates to the Intellectual Property of Seller.  To Seller’s Knowledge, Seller is not subject to any outstanding Decree which (i) has a Material Adverse Effect or (ii) would prevent or materially impair or delay Seller’s ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.  Seller has no outstanding obligations, and is not subject to any restrictions, in connection with the civil action captioned Peak Wellness, Inc. and Carlon M. Colker, M.D. v. Richard P. Green II, Richard P. Green III, Richard P. Green, Celldyne Biopharma, LLC and Celdyne Laboratories, LLC or the related Settlement Agreement, Release and Covenant Not to Sue by and between the parties thereto.

Section 3.11   [omitted].

Section 3.12   Studies.

(a)  To Seller’s Knowledge, the studies conducted by or on behalf of Seller concerning MYO-T12 were and, if still ongoing, are being conducted in material compliance with all laws and regulations applicable thereto in the jurisdictions in which they were or are being conducted and with all laws and regulations applicable to the studies from which data will be submitted to support marketing approval. Seller has no Knowledge of any well-controlled clinical study, the aggregate results of which is inconsistent with or otherwise call into question the results of any study conducted by or on behalf of Seller concerning MYO-T12. The Seller has not received any written notices or statements from the FDA or any other governmental agency or authority imposing, requiring, requesting or suggesting a clinical hold, termination, suspension or material modification for or of any studies conducted by or on behalf of Seller concerning MYO-T12.

(b)  Seller has not received any written notices or statements from the FDA or any other governmental agency, and otherwise has no Knowledge or reason to believe, that (i) any drug application or marketing authorization application for MYO-T12 is or has been rejected or determined to be non-approvable or conditionally approvable; (ii) a delay in time for review and/or approval of a marketing authorization application or marketing approval application in any other jurisdiction for MYO-T12 is or may be required, requested or being implemented; (iii) one or more studies for MYO-T12 shall or may be requested or required as a precondition to or condition of issuance or maintenance of a marketing approval for MYO-T12; (iv) any license, approval, permit or authorization to conduct any trial of or market concerning MYO-T12 has been, will be or may be suspended, revoked, modified or limited, except in the cases of clauses (i), (ii), (iii) and (iv) where such rejections, determinations, delays, requests, suspensions, revocations, modifications or limitations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 3.13   Insurance.  Schedule 3.13 of the Disclosure Schedule sets forth the insurance policies maintained by Seller in connection with the MYO-T12 Activities. To Seller’s Knowledge, the insurance coverage provided by such policies: (a) is with reputable and solvent insurance companies, (b) is on such terms, (c) covers such categories of risk, (d) contains such deductibles and retentions, and (e) is in such amounts as, with respect to each of the criteria set forth in the foregoing clauses (a) through (e), is suitable and customary for Persons engaging in similar business in all material respects.  Seller has not received any notice of default or written notice of any pending or threatened termination or cancellation, coverage limitation or reduction, or material premium increase with respect to any such policy.  There are no claims related to the Seller, the Acquired Assets or the MYO-T12 Activities pending under any such insurance policies.

Section 3.14   Environmental Laws.  To Seller’s Knowledge, Seller has not received any written notice from any Governmental Authority or third party claimant regarding any material violation of Environmental Laws or any material Liabilities arising under Environmental Laws with respect to the MYO-T12 Activities and/or Acquired Assets, in each of the foregoing cases, the subject matter of which would be reasonably expected to have a Material Adverse Effect.

Section 3.15   Employees.  As of the date hereof and the Closing Date, Colker is the sole employee of Seller involved in the MYO-T12 Activities.  Neither Buyer nor Atlas will be obligated to employ any employee of Seller subsequent to the consummation of this Agreement (except as provided in the Employment Agreement).

Section 3.16   Powers of Attorneys.  No Persons hold any general or specific powers of attorney from Seller relating to the Acquired Assets or the MYO-T12 Activities.

Section 3.17   Brokers’ Fees.  Seller has not entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated hereby for which Buyer could become liable or obligated to pay.

Section 3.18   Disclosure of Information. Seller has had an opportunity to ask questions and receive answers from Atlas regarding the terms and conditions of the Equity Issuance and the business, properties, prospects and financial condition of Atlas.

Section 3.19   Investment Purpose. Seller is acquiring the Shares solely for the purpose of investment. Seller acknowledges that the Shares are not registered under the Securities Act.  Seller does not have any agreement or understanding, directly or indirectly, with any person to distribute any of the Shares.

Section 3.20   Restricted Securities. Seller understands that the Shares will be characterized as “restricted securities” under the federal securities laws, inasmuch as they are being acquired from Atlas in a transaction not involving a public offering, and that under such laws and applicable regulations such Shares may not be resold without registration under the Securities Act, except in certain limited circumstances. Seller further acknowledges that if an exemption from registration or qualification is available, it may be conditioned on various requirements including, but not limited to, the time and manner of sale, the holding period for the Shares and on requirements relating to Atlas that are outside Seller’s control, and that Atlas is under no obligation and may not be able to satisfy. Seller understands and acknowledges that it may not rely on the exemption from registration set forth in Rule 144 promulgated under the Securities Act for the resale of the Shares for at least one year following the consummation of the Agreement.

Section 3.21   Accredited Investor. Seller is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.  The information provided by Seller to Buyer in its investor questionnaire attached hereto as Exhibit E is true and accurate in all material respects.

Section 3.22   Information Supplied.  To Seller’s Knowledge, none of: (i) the information, documents or other due diligence matters supplied or to be supplied by or on behalf of the Seller in connection with this Agreement and the Related Agreements, (ii) the representations and warranties of Seller contained in this Agreement or any Related Agreement and (iii) the Disclosure Schedules attached hereto, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 3.23   Disclaimer of Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV or expressly contained in any Related Agreement, Seller makes no other representation or warranty, express or implied.

ARTICLE IV
 REPRESENTATIONS AND WARRANTIES OF BUYER AND ATLAS

Each of Buyer and Atlas represents and warrants to Seller that the statements contained in this Article IV are true and correct as of the date of this Agreement and the Closing Date.

Section 4.1   Organization; Good Standing.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted.  Buyer is a wholly-owned subsidiary of Atlas that was formed specifically in connection with the transactions contemplated by this Agreement and has not conducted any business or acquired any property, except in connection with the transactions contemplated by this Agreement.  Atlas is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and has all requisite corporate or similar power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

Section 4.2   Authorization of Transaction.

(a) Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and the Related Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Related Agreements have been duly authorized by Buyer.  This Agreement (assuming due authorization and delivery by Seller and Atlas) constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

(b) Atlas has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and all other Related Agreements and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and all other Related Agreements have been duly authorized by Atlas.  This Agreement (assuming due authorization and delivery by Seller and Buyer) constitutes the valid and legally binding obligation of Atlas, enforceable against Atlas in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity.

Section 4.3   Noncontravention.  Neither the execution and delivery of this Agreement and all other Related Agreements, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Article II) or thereby will (a) conflict with or result in a breach of the certificate of incorporation or bylaws, or other organizational documents, of Buyer or Atlas, (b) violate any law or Decree to which Buyer or Atlas is, or its respective assets or properties are, subject or (c) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel, or require any notice under any Contract to which Buyer or Atlas is a party or by which it is bound, except, in the case of either clause (b) or (c), for such conflicts, breaches, defaults, accelerations, rights or failures to give notice as would not, individually or in the aggregate, have a material adverse effect on Buyer or Atlas.  Neither Buyer nor Atlas is required to give any notice to, make any filing with, or obtain any authorization, consent or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement or any Related Agreement, except where the failure to give notice, file or obtain such authorization, consent or approval would not, individually or in the aggregate, prevent or materially impair or delay Buyer’s or Atlas’ ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 4.4   Litigation; Decrees.  There is no Litigation pending or, to Buyer’s Knowledge and to Atlas’ Knowledge, is threatened in writing which challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated hereby.  Neither Buyer nor Atlas is subject to any outstanding Decree which would prevent or materially impair or delay Buyer’s or Atlas’ ability to consummate the transactions contemplated hereby or perform its obligations hereunder on a timely basis.

Section 4.5   Brokers’ Fees.  Neither Buyer nor Atlas has entered into any Contract to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Seller or any of its Affiliates could become liable or obligated to pay.

Section 4.6   Disclosure of Information. Buyer and Atlas have had an opportunity to ask questions and receive answers from the current distributor and manufacturer of MYO-T12 regarding the manufacturing, distribution and sales history of MYO-T12 and the MYO-T12 Activities.

Section 4.7   Capitalization. Section 4.7 of the Disclosure Schedule sets forth the type and number of shares of all authorized, issued and outstanding capital stock of Atlas as of the date hereof.  Atlas’ common stock is presently quoted on the OTC Bulletin Board under the symbol “MVNP” and is not subject to any notice of suspension or delisting.  Except for the warrants to be issued in a concurrent private placement, there are no outstanding or authorized stock appreciation rights, phantom stock, warrants, convertible securities, script or similar rights with respect to Atlas’ capital stock and no person has any right of first refusal, preemptive right, right of participation or any similar right to participate in the issuance of the Shares or to acquire any equity securities of Atlas.

Section 4.8   Shares.  The Shares represent twelve percent (12%) of the fully-diluted voting common stock of Atlas as of the date of Closing.

Section 4.9   Information Supplied.  To Buyer and Atlas’ Knowledge, none of: (i) the information, documents or other due diligence matters supplied or to be supplied by or on behalf of Buyer and Atlas in connection with this Agreement and the Related Agreements, (ii) the representations and warranties of Buyer and Atlas contained in this Agreement or any Related Agreement and (iii) the Disclosure Schedules attached hereto, taken as a whole, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.10   Disclaimer of Other Representations and Warranties.  Except for the representations and warranties contained in this Article IV or expressly contained in any Related Agreement, neither Buyer, Atlas nor any Person on behalf of Buyer or Atlas makes any other representation or warranty, express or implied.

ARTICLE V
PRE-CLOSING COVENANTS

The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing (except as otherwise expressly stated to apply to a different period):

Section 5.1   Efforts; Cooperation.

(a) Upon the terms and subject to the conditions set forth in this Agreement (including Section 5.2(a)), each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby. Without limiting the generality of the foregoing, (i) Seller shall use its reasonable best efforts to cause the conditions set forth in Section 7.1 to be satisfied or fulfilled, and (ii) Buyer and Atlas shall use their reasonable best efforts to cause the conditions set forth in Section 7.2 to be satisfied or fulfilled.

(b) Without limiting the generality of Section 5.1(a), the Parties shall not take any action to materially diminish the ability of any Party to consummate, or materially delay any Party’s ability to consummate, the transactions contemplated hereby, including taking any action that is intended or would reasonably be expected to result in any of the conditions to any Party’s obligations to consummate the transactions contemplated hereby set forth in Section 6.11(b) to not be satisfied.

(c) Without limiting the generality of Section 5.1(a), Seller shall cooperate with Buyer and vendors, suppliers, distributors, manufacturers and other Persons engaged by Buyer or its Representatives with respect to the transition of the Acquired Assets from Seller to Buyer.

Section 5.2   Notices and Consents.  Prior to the Closing and as necessary following the Closing:

(a) Seller will give, or will cause to be given, any notices to third parties, and Seller will use its commercially reasonable efforts to obtain any third party consents or sublicenses, in connection with the matters referred to in Section 5.2(a) of the Disclosure Schedule or as are otherwise necessary and appropriate to consummate the transactions contemplated hereby.

(b) Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents, and approvals of Governmental Authorities in connection with the matters referred to in Section 5.2(b) of the Disclosure Schedule or as are otherwise necessary and appropriate to consummate the transactions contemplated hereby.

Section 5.3   Preservation of MYO-T12 Activities.  Except as otherwise contemplated hereby or as required by law, Seller will use commercially reasonable efforts to maintain the MYO-T12 Activities as presently conducted, including without limitation (i) maintaining its present operations, physical facilities, working conditions and relationships with suppliers, distributors, manufacturers, customers, creditors, contractors and employees, (ii) preserve and maintain the Acquired Assets (subject to normal wear and tear), (iii) preserve the goodwill relating to the MYO-T12 Activities, (iv) preserve any and all Permits, (v) conduct the MYO-T12 Activities only in the ordinary course of business consistent with past practices and in compliance with all applicable laws, and (vi) prevent any development or changes which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

Section 5.4    MYO-T12 Activities.  Without limiting the generality of Section 5.3, except as contemplated hereby or as required by law, without Buyer’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), Seller shall not, without the prior written consent of the Buyer, take any of the following actions with respect to the Acquired Assets or the MYO-T12 Activities:

(i)  take any action or enter into any transaction that would be required to be disclosed on Schedule 3.7 of the Disclosure Schedules;

(ii) create, incur or assume any obligations which (a) materially affects the Intellectual Property, the MYO-T12 Activities or the Acquired Assets or (b) the Buyer’s ability to use the Intellectual Property or the Acquired Assets, and to conduct the MYO-T12 Activities in substantially the same manner and conditions as conducted by Seller on the date of this Agreement;

(iii)  transfer or license to any person or otherwise extend, materially amend or modify, permit to lapse or fail to preserve any of the Intellectual Property, other than nonexclusive licenses in the ordinary course of business consistent with past practice, or disclose to any person who has not entered into a confidentiality agreement any trade secrets;

(iv) incur, create, assume, prepay or otherwise become liable for any indebtedness (directly, contingently or otherwise), make a loan or advance to or investment in any third party, or guarantee or endorse any indebtedness, liability or obligation of any person;

(v)  fail to maintain its books, accounts and records in all material respects in the ordinary course of business consistent with past practice;

(vi)  fail to use commercially reasonable efforts to keep in force insurance policies or replacement or revised policies providing insurance coverage with respect to the Acquired Assets or the MYO-T12 Activities in an amount and scope of coverage as are currently in effect;

(vii)  waive, release, assign, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby), other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (and not the imposition of equitable relief on, or the admission of wrongdoing by, Seller or any Subsidiary) not in excess of $1,000 individually or in the aggregate, or otherwise pay, discharge or satisfy any claims, liabilities or obligations;

(viii)  close or materially reduce the MYO-T12 Activities, or effect any layoff or other personnel reduction or change, of employees involved in the MYO-T12 Activities;

(ix)  acquire, including by merger, consolidation, acquisition of stock or assets, or any other form of business combination, any corporation, partnership, limited liability company, other business organization or any division thereof, or any material amount of assets;

(x)  make any capital expenditure in excess of $5,000;

(xi)  adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(xii)  voluntarily incur any material liability or obligation (whether absolute, accrued, contingent or otherwise);

(xiii)  sell, lease, license, transfer, exchange or swap, mortgage or otherwise pledge or encumber (including securitizations), or otherwise dispose of any material portion of its properties, assets or rights;

(xiv)  take any action that would reasonably be expected to delay or impair the obtaining of any consents or approvals of any Governmental Authority to be obtained in connection with this Agreement;

(xv)  change the terms of agreements with vendors, suppliers, distributors, manufacturers or customers; or

(xvi)  authorize or agree to do any of the foregoing actions.

Section 5.5   Notice of Developments.  Each of  Seller and Buyer will give prompt written notice to the other Party of (a) the existence of any fact or circumstance, or the occurrence of any event, of which it has Knowledge which would reasonably be likely to cause a condition to a Party’s obligations to consummate the transactions contemplated hereby set forth in Section 6.11(b) not to be satisfied as of a reasonably foreseeable Closing Date, (b) the receipt of any notice or other communication from any Governmental Authority or any securities market or securities regulator in connection with the transactions contemplated by this Agreement, and/or (c) the existence of any fact or circumstance, or the occurrence of any event, of which it has Knowledge which would reasonably be likely to cause its representations and warranties set forth in this Agreement and the Related Agreements to be untrue, misleading or incomplete; provided, however, that the delivery of any such notice pursuant to this Section 5.5 shall not be deemed to amend or supplement this Agreement and the failure to deliver any such notice shall not constitute a waiver of any right or condition to the consummation of the transactions contemplated hereby by any Party.  Seller will give prompt written notice to Buyer of (a) any Material Adverse Effect, (b) any event, occurrence or emergency not in the ordinary course of business, and (c) any material event involving the Intellectual Property.

Section 5.6   Notice of Supplemental Disclosure.  Without limiting the obligations of Seller contemplated by Section 5.5, from and after the date hereof but prior to the second Business Day prior to the Closing Date, Seller may inform Buyer pursuant to this Section 5.6 that any representation or warranty of Seller was, may have been or may have been deemed to have been inaccurate when made and provide a proposed supplement to the Disclosure Schedule delivered as of the date hereof to correct such actual or potential inaccuracy as if set forth on the Disclosure Statement as of the date hereof (a “Disclosure Supplement”).  If the inaccuracies contemplated by such Disclosure Supplement are sufficiently material in Buyer’s sole and reasonable judgment to prevent the satisfaction of the condition set forth in Section 7.1(a), Buyer may terminate this Agreement.

Section 5.7   Access; Confidentiality.

(a) Upon the request of Buyer, Seller has and will continue to permit Buyer and its Representatives to have, upon reasonable advance written notice, reasonable access to all premises, properties, personnel, books and records and Contracts of or related to the MYO-T12 Activities during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of Seller.

(b) Any information (except publicly available or freely usable material obtained from another source) respecting any Party or its Affiliates will be kept in strict confidence by all the Parties to this Agreement and their respective Representatives.  Except as required by law, each Party and their respective Affiliates and Representatives will not disclose another Party’s information and/or the terms of the transactions contemplated hereunder at any time, currently, or on or after the Closing, regardless of whether the Closing takes place, except as reasonably required by the receiving Party’s Representatives, in which instance such Persons shall be advised of the confidential nature of the information and the terms of the transaction and shall themselves be required by the receiving Party to keep such information confidential.  Notwithstanding the foregoing, all information obtained pursuant to this Section 5.7 shall be subject to the terms and conditions of the Confidentiality Agreement.

Section 5.8   Bulk Transfer Laws; Bulk Transfer Sales Tax.  Seller and Buyer waive compliance with applicable bulk transfer or similar laws, if any,  and applicable bulk transfer sales tax clearance or similar laws, if any.   Seller shall indemnify and hold harmless the Buyer Indemnified Parties from any Damages arising from claims made by Person under applicable bulk sales or similar laws, if any, and bulk transfer sales tax clearance or similar laws, if any, applicable to the transactions contemplated in this Agreement.

Section 5.9   Non-Solicitation.  Until the earlier of (x) the Closing Date, or (y) the termination of this Agreement pursuant to Article IX, whichever is earlier, (a) Seller shall not (and cause its Representatives not to), directly or indirectly: (i) solicit, encourage, assist, initiate or facilitate the making, submission or announcement of any Transaction Proposal, (ii) furnish any non-public information regarding Seller, the MYO-T12 Activities and/or the Acquired Assets to any Person (other than Buyer and its Representatives) in connection with or in response to a Transaction Proposal, (iii) engage, participate in or continue discussions or negotiations with any Person with respect to, or which could be expected to lead to, a Transaction Proposal, or (iv) discuss, negotiate or enter into any letter of intent, agreement in principle or other similar agreement related to any Transaction Proposal; and (b) Buyer and Atlas shall not enter into any letter of intent, agreement in principal or other similar agreement for a merger, take-over bid, plan of arrangement, consolidation, asset sale, share sale or exchange, business combination or similar transaction, involving Buyer and/or Atlas, on one hand, and any third party, on the other hand.  Seller shall promptly advise Buyer of any inquiries from other parties regarding a Transaction Proposal.  Buyer and Atlas shall promptly advise Seller of any inquiries from other parties regarding any possible agreement in principal or other similar agreement for a merger, take-over bid, plan of arrangement, consolidation, asset sale, share sale or exchange, business combination or similar transaction, involving Buyer or Atlas, on one hand, and any third party, on the other hand.  As used herein, “Transaction Proposal” means (other than the transactions contemplated by this Agreement) any inquiry, proposal or offer, or any indication of interest in making an offer or proposal, from any Person at any time relating to (i) the Acquired Assets or the MYO-T12 Activities, and/or (ii) a merger, take-over bid, plan of arrangement, consolidation, asset sale, share sale or exchange, business combination or similar transaction, involving the Acquired Assets or relating to the MYO-T12 Activities, on one hand, and any third party, on the other hand.  The breach of this Section 5.9 by either party will result in payment by the breaching party of liquidated damages in the amount of One Million Dollars ($1,000,000) to the non-breaching party.  The Parties agree that, in the event of the breach of this Section 5.9, the foregoing amount payable by the breaching party to the non-breaching party shall be treated as liquidated damages and not a penalty.

ARTICLE VI
OTHER COVENANTS

The Parties agree as follows with respect to the period from and after the Closing:

Section 6.1   Cooperation.  The Parties shall cooperate with each other, and shall use their commercially reasonable efforts to cause their respective Representatives to cooperate with each other, to provide an orderly transition of the Acquired Assets and the MYO-T12 Activities from Seller to Buyer as requested by any Party and at the requesting Party’s sole cost and expense (and without liability of any kind to the other Party cooperating with such request in providing such requested actions other than arising from the cooperating Party’s gross negligence, willful misconduct or bad faith in connection therewith).

Section 6.2   Further Assurances; Inadvertent Transfers of Assets.

(a) In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will, at the requesting Party’s sole cost and expense, take such further action (including the execution and delivery of such other reasonable instruments of sale, transfer, conveyance, assignment, assumption and confirmation, providing materials and information) as the other Party may reasonably request which actions shall be reasonably necessary to transfer, convey or assign to Buyer all of the Acquired Assets or to confirm Buyer’s assumption of the Assumed Liabilities.

(b) Without limiting the provisions of Section 6.2(a), to the extent that either of the Parties discovers any additional assets or properties, including any Intellectual Property, which should have been transferred or assigned to Buyer as Acquired Assets but were not so transferred or assigned, Buyer and Seller shall cooperate and execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such asset or property to Buyer without further consideration.  Without limiting the provisions of Section 6.2(a), to the extent that either Buyer or Seller discovers any assets or properties, including any Intellectual Property, which is an Excluded Asset which was inadvertently or otherwise mistakenly transferred or assigned to Buyer, Buyer and Seller shall cooperate and execute and deliver any instruments of transfer or assignment reasonably necessary to transfer and assign such asset or property back to the applicable Seller.

Section 6.3   Access; Enforcement; Record Retention.  From and after the Closing, upon request by Buyer, Seller will permit Buyer and its Representatives to have reasonable access during normal business hours, and in a manner so as not to interfere unreasonably with the normal business operations of Seller, to all premises, properties, management, personnel, accountants, attorneys, other advisors and books and records (including books and records related to Taxes paid or payable by Seller) and Contracts of or related to the MYO-T12 Activities, the Acquired Assets or the Assumed Liabilities; provided, however, that, for avoidance of doubt, the foregoing shall not require Seller to take any such action if it (a) may result in a waiver or breach of any attorney/client privilege, (b) could reasonably be expected to result in violation of applicable law, or (c) providing such access or information would be reasonably expected to be disruptive to its operations.  Without limiting the generality of the immediately preceding sentence, such reasonable access may be for the purposes of (i) preparing Tax Returns, (ii) monitoring or enforcing rights or obligations of Buyer under this Agreement or any of the Related Agreements, or (iii) complying with the requirements of any Governmental Authority.  Seller agrees to maintain the files or records which are contemplated by the first sentence of this Section 6.3 in a manner consistent in all material respects with its document retention and destruction policies, as in effect from time to time, for seven years  following the Closing.

Section 6.4   Non-Competition; Non-Solicitation of Employees.

(a) For period of five years from the date of this Agreement, Seller shall not, directly  engage in, be employed by, own,  manage, operate, control, participate in the ownership,  management, operation or control of,  provide financing to, or otherwise participate in (whether as a  member, manager, director, officer, employee, representative, subcontractor, partner, consultant, proprietor, or agent, any other business or any Person for the purpose of assisting in such other business or Person in the development of: (i) any myostatin modulating, regulatory or inhibiting products,  (ii) any fertile egg-based products; and/or (iii) any follistatin-based products; provided, however, that the foregoing shall not prevent any of Seller or its Affiliates from owning, in the aggregate, not more than one percent (1%) of the outstanding capital stock or other equity interests in any Person, so long as Seller and its Affiliates have no participation in the management or operation of, and perform no services for, such Person. Notwithstanding the foregoing, this Section 6.4(a) shall not restrict Seller from engaging in any business (other than the MYO-T12 Activities and activities in connection with the Acquired Assets) in which it is engaged as of the date hereof.

(b) Seller acknowledges and agrees that its breach of this Section 6.4 would result in irreparable harm to Buyer for which Buyer’s remedies at law would be inadequate.  Seller therefore agrees and consents that temporary and permanent injunctive relief may be granted to Buyer in a proceeding brought to enforce this Section 6.4, and Seller will not claim as a defense thereto that Buyer has an adequate remedy at law.  Seller acknowledges and agrees that (i) it will materially benefit from the consummation of the transactions contemplated by this Agreement, (ii) the agreement of Seller to the covenants in this Section 6.4 is a material inducement by Seller to persuade Buyer to consummate the transactions contemplated by this Agreement, and Buyer would not have otherwise done so if Seller did not agree to such covenants, and (iii) the Seller is agreeing to the covenants of this Section 6.4 freely, voluntarily, and without duress or coercion.

(c) If a court of competent jurisdiction declares in a final judgment that any term or provision of this Section 6.4 is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

Section 6.5   Tax Matters.  Buyer shall pay any stamp, documentary, registration, use, transfer, sales, added-value or other non-income Tax (a “Transfer Tax”) imposed under applicable law in connection with the transactions contemplated hereby.  Seller and Buyer shall cooperate to prepare and timely file any Tax Returns required to be filed in connection with Transfer Taxes described in the immediately preceding sentence.

Section 6.6   Insurance Matters.  Buyer acknowledges that, upon Closing, all insurance coverage provided in relation to Seller and the MYO-T12 Activities that is maintained by Seller or its Affiliates (whether such policies are maintained with third party insurers or with Seller or its Affiliates) shall cease to provide any coverage to Buyer in connection with the MYO-T12 Activities and no further coverage shall be available to Buyer in connection with the MYO-T12 Activities under any such policies.  Nothing in the foregoing sentence shall limit or restrict Buyer’s right to insurance claims Seller may have under insurance policies with respect to the MYO-T12 Activities or relating to the conduct, operation, ownership and/or use of the Acquired Assets arising before or on the Closing Date and which are included in the Acquired Assets.  Pursuant to Schedule 6.6. of the Disclosure Schedules, nothing in the foregoing paragraph shall prohibit Seller from maintaining appropriate insurance to cover any Excluded Liabilities.

Section 6.7   Press Releases and Public Announcements.  No Party shall issue any press release or make any public announcement relating to the existence or subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party prior to making the disclosure to the extent practicable and permissible under applicable law); and provided, further, that each of the Parties may make internal announcements to their respective employees that are not inconsistent in any material respects with the Parties’ prior public disclosures regarding the transactions contemplated by this Agreement.

Section 6.8   [omitted]

Section 6.9   Financial Statements. Until such time as the Note is paid in full, Buyer shall send a copy of its annual financial statements to the Seller.

Section 6.10   [omitted]

Section 6.11   Registration Rights.

(a) Registration Rights. If Atlas at any time proposes to file a registration statement to register any of its securities under the Securities Act for sale to the public, whether for its own account or for the account of other security holders or both, except with respect to registration statements on Forms S-4, S-8 or another form not available for registering the Shares (“Registrable Securities”), provided the Registrable Securities are not otherwise registered for resale by the Seller pursuant to an effective registration statement or may be sold pursuant to Rule 144 promulgated under the Securities Act in which case they shall be deemed to no longer be Registrable Securities, each such time Atlas will give at least fifteen (15) days' prior written notice to the record holder of the Registrable Securities of its intention so to do. Upon the written request of the holder, received by Atlas within ten (10) days after the giving of any such notice by Atlas, to register any of the Registrable Securities not previously registered as permitted by the Securities and Exchange Commission for an offering to be made on a continuous basis pursuant to Rule 415, Atlas will cause such Registrable Securities as to which registration shall have been so requested to be included with the securities to be covered by the registration statement proposed to be filed by Atlas, all to the extent required to permit the sale or other disposition of the Registrable Securities so registered by the holder of such Registrable Securities (the “Holder” or “Holders”).  In the event that any registration pursuant to this Section 6.11 shall be, in whole or in part, an underwritten public offering of common stock of Atlas, the number of shares of Registrable Securities to be included in such an underwriting may be reduced by the managing underwriter if and to the extent that Atlas and the underwriter shall reasonably be of the opinion that such inclusion would adversely affect the marketing of the securities to be sold by Atlas therein; provided, however, that Atlas shall notify the Holder in writing of any such reduction and reasons therefor. Notwithstanding the foregoing provisions, Atlas may withdraw or delay or suffer a delay of any registration statement referred to in this Section 6.11 without thereby incurring any liability to the Holder due to such withdrawal or delay. Notwithstanding anything to the contrary herein, in the event that the Securities and Exchange Commission limits the amount of Registrable Securities that may be sold by selling security holders in a particular Registration Statement, Atlas may scale back (i.e. remove) from such registration statement such number of Registrable Securities on behalf of all selling security holders who have exercised similar registration rights on a pro-rata basis based on the total number of Registrable Securities held by such selling security holder.

(b) Expenses.  Atlas will pay all expenses incurred by it in complying with Section 6.11, including, without limitation, all registration and filing fees, fees and disbursements of Atlas’ counsel and independent public accountants and fees and expenses incurred in connection with complying with state securities or “blue sky” laws. In no event shall Atlas be responsible for any broker or similar commissions of any Holder or any legal fees or other costs of any Holder.

(c) Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless Atlas, its directors, officers, agents and employees, each Person who controls Atlas (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against any losses, claims, damages or liabilities incurred by Atlas arising out of or based solely upon: (i) such Holder’s failure to comply with the prospectus delivery requirements of the Securities Act or (ii) any untrue or alleged untrue statement of a material fact provided by Holder contained in any registration statement under which the Registrable Securities were registered, any preliminary or final prospectus contained therein, or in any amendment or supplement thereto or in any preliminary or final prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading.

ARTICLE VII
CONDITIONS TO OBLIGATION TO CLOSE

Section 7.1   Conditions to Buyer’s and Atlas’ Obligations.  Buyer’s and Atlas’ obligations to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver of the following conditions:

(a) the representations and warranties set forth in Article III shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on the date hereof (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct in all material respects (or true and correct for any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect”) has not resulted in a Material Adverse Effect on the Acquired Assets or the MYO-T12 Activities or diminution of the benefits of Buyer hereunder;

(b) Seller shall have performed and complied with its covenants and agreements hereunder through the Closing in all material respects;

(c) (i) all notices to third parties have been delivered on or prior to the Closing shall have been delivered, and all third party consents or sublicenses have been received on or prior to the Closing shall have been received, except where the failure to deliver such notices or to receive such consents or sublicenses would not have a Material Adverse Effect, and (ii) Buyer shall have received evidence of each of the foregoing reasonably satisfactory to it;

(d) no Decree shall be in effect which (i) prohibits consummation of any of the transactions contemplated by this Agreement, or (ii) would be reasonably expected to result in any of the transactions contemplated by this Agreement being rescinded following consummation thereof;

(e) each delivery contemplated by Section 2.5(a) to be delivered to Buyer shall have been delivered;

(f) Colker shall have entered into the Employment Agreement;

(g) Buyer shall have completed its due diligence investigation of Seller, the MYO-T12 Activities and the Acquired Assets, and the results of such investigation are satisfactory to the Buyer in its sole discretion, but such due diligence shall be completed no later than February 24, 2011;

(h) Seller shall have terminated all Contracts set forth in Schedule 7.1(h) of the Disclosure Schedules;

(i) Buyer shall have received the Legal Opinion; and

(j)  There shall have been no Material Adverse Effect.

Section 7.2   Conditions to Seller’s Obligations.  Seller’s obligation to consummate the transactions contemplated hereby in connection with the Closing are subject to satisfaction or waiver of the following conditions:

(a) the representations and warranties set forth in Article IV shall have been true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on the date hereof (except to the extent expressly made as of an earlier date, in which case as of such date as if made at and as of such date), except where the failure of such representations and warranties to be so true and correct in all material respects (or true and correct for any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect”) has not resulted in a Material Adverse Effect on Buyer or diminution of the benefits of Seller hereunder;

(b) Buyer and Atlas shall have performed and complied with its covenants and agreements hereunder through the Closing in all material respects;

(c) no material Decree shall be in effect which (i) prohibits consummation of any of the transactions contemplated by this Agreement, or (ii) would be reasonably expected to result in any of the transactions contemplated by this Agreement being rescinded following consummation thereof;

(d) Buyer or Atlas shall have entered into an employment agreement with Colker with a minimum term of three years and customary terms acceptable to Colker, including confidentiality and non-competition provisions (the “Employment Agreement”);

(e) Buyer and Atlas shall have advised Seller that the gross proceeds from the financing contemplated by Buyer and Atlas exceeded $1,000,000 and that the cash held by Buyer and Atlas, as of the Closing Date, exceeds $800,000 in the aggregate; and

(f) each delivery contemplated by Section 2.5(b) to be delivered to Seller shall have been delivered.

Section 7.3   No Frustration of Closing Conditions.  Neither Buyer, Atlas or Seller may rely on the failure of any condition set forth in Section 7.1 or Section 7.2 to be satisfied if such failure was caused by such Party’s or its Affiliates’ failure to comply with the terms and conditions of this Agreement with respect to satisfying the conditions to the consummation of the transactions contemplated hereby or by any other breach of a representation, warranty or covenant hereunder.

ARTICLE VIII
INDEMNIFICATION

Section 8.1   Survival of Representations and Warranties.  The representations and warranties of the Parties will survive the Closing and will remain in full force and effect thereafter until the second anniversary of the Closing Date, after which time they shall be of no further force or effect and upon which no claim for indemnification may be made with respect to breaches thereof; provided, however, that the representations and warranties set forth in Sections 3.2, 3.4, 3.5, 3.7, 3.8, 3.10, 3.12,  3.14, 3.22, 4.2, 4.4, 4.9 and 4.10 shall survive indefinitely.  There shall be no limitation on the time during which a claim for indemnification may be made for any instance of fraud by any Party of any provision of this Agreement or any Related Agreement.

Section 8.2   Indemnification Provisions for Buyer’s Benefit.  Subject to the limits set forth in this Article VIII, from and after the Closing, Seller shall defend and hold Buyer, Atlas and their respective Affiliates and officers, directors, stockholders, employees, agents and other Representatives (each, a “Buyer Indemnified Party”) harmless from and against any and all actual losses, claims, liabilities, debts, damages, fines, penalties, costs (in each case, including reasonable out-of-pocket expenses (including reasonable fees and expenses of counsel) (collectively, “Damages”) incurred as a result of:

(a) any breach of any representation or warranty of Seller set forth in this Agreement;

(b) any failure to perform any covenant or agreement of Seller set forth in this Agreement;

(c) any of the Excluded Liabilities;

(d) the conduct of the MYO-T12 Activities and the operation or ownership of the Acquired Assets on or prior to the Closing Date and/or from acts or omissions related thereto arising on or prior to the Closing Date;

(e) any Excluded Assets; and/or

(f) the noncompliance by Seller with respect to any bulk transfer law in connection with the transactions contemplated by this Agreement.

Section 8.3   Indemnification Provisions for Seller’s Benefit.  Subject to the limits set forth in this Article VIII, from and after the Closing, Buyer and Atlas shall defend and hold Seller, its Affiliates and its and their respective officers, directors, stockholders, employees, agents and other Representatives (each, a “Seller Indemnified Party”) harmless from and against any and all Damages incurred as a result of:

(a) any breach of any representation or warranty of Buyer and Atlas set forth in this Agreement;

(b) any failure to perform any covenant or agreement of Buyer and Atlas set forth in this Agreement;

(c) MYO-T12 Activities (as presently conducted or as may be conducted from time to time) or the ownership of the Acquired Assets after the Closing Date; and

(d) any of the Assumed Liabilities.

Section 8.4   Limitations on Indemnification; Calculation of Damages.

Notwithstanding anything to the contrary set forth in this Article VIII:

(a) No Buyer Indemnified Party nor Seller Indemnified Party (the “Indemnified Party”) shall be entitled to recover from Seller or Buyer, respectively (the “Indemnifying Party”), for any claim for indemnity in respect of Damages arising under Section 8.2(a) or Section 8.3(a), respectively, unless and until, and then only to the extent that, the total of all such claims against Seller or Buyer, respectively, in respect of such Damages exceeds $50,000 (the “Basket”), and in such event from dollar one.

(b) The Buyer Indemnified Parties and the Seller Indemnified Parties shall not be entitled to recover from Seller or Buyer, respectively, Damages that are punitive Damages, Damages for lost profits or diminution in value or consequential, exemplary or special Damages.

(c) Any claim for indemnification must be asserted by an Indemnified Party within seventy-two (72) months of the Closing Date.

Section 8.5   Matters Involving Third Parties.

(a) If any third party shall notify any Indemnified Party of any third party claim, demand, assessment or the commencement of any Litigation (each, a “Third Party Claim”) which may give rise to a claim for indemnification pursuant to this Article VIII, the Indemnified Party shall promptly (and in any event within ten (10) Business Days after receiving notice of the Third Party Claim or the commencement of Litigation with respect thereto) notify the Indemnifying Party thereof in writing stating that the Third Party Claim may give rise to a claim for indemnification against the Indemnifying Party and specifying the facts constituting the basis for such claim and the amount, to the extent known, of the claim asserted; provided, however, that no delay on the part of the Indemnified Party in notifying the Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

(b) The Indemnifying Party will have the right at any time to assume the defense against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party and control the defense of such Third Party Claim so long as the Indemnifying Party conducts such defense in a reasonably diligent manner.

(c) From and after the date that the Indemnifying Party has assumed and is conducting the defense of the Third Party Claim in accordance with Section 8.5(b), (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in, but not control, the defense of the Third Party Claim; (ii) the Indemnifying Party and the Indemnified Party shall cooperate fully with each other and their respective counsel in connection with the defense, negotiation or settlement of any such Third Party Claim, including providing access to any relevant books and records, properties, employees and Representatives; provided, however, that, for avoidance of doubt, the foregoing shall not require any Party to waive, or take any action which has the affect of waiving, its attorney-client privilege with respect thereto; (iii) the Indemnifying Party will not consent to the entry of any judgment on or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned or delayed) unless the judgment or proposed settlement involves only the payment of money damages by the Indemnifying Party and does not impose an injunction or other equitable relief upon the Indemnified Party; and (iv) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (which shall not be unreasonably withheld, conditioned or delayed).

(d) In the event that the Indemnifying Party has not assumed the defense of the Third Party Claim after notice thereof, (i) the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate; (ii) the Indemnifying Party will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses) to the extent such costs are Damages for which the Indemnified Party is actually entitled to indemnification hereunder; and (iii) the Indemnifying Party will remain responsible for any costs the Indemnified Party may incur resulting from the Third Party Claim to the extent such costs are Damages for which the Indemnified Party is actually entitled to indemnification hereunder.

Section 8.6   Claims and Payment; Treatment of Payments.  On each occasion that any Indemnified Party shall be entitled to indemnification under this Article VIII, the Indemnifying Party shall, at each such time, promptly pay the amount of such indemnification following the receipt of notice of a claim therefor.  All notices of claims for indemnification hereunder by any Indemnified Party shall be made with reasonable particularity and shall state the amount of Damages sought thereunder.  Any indemnification payments made pursuant to this Agreement shall be treated for tax purposes as an adjustment to the Purchase Price, unless otherwise required by applicable law.

Section 8.7   Exclusive Remedy.  From and after the Closing, other than in the event of fraud, the remedies set forth in this Article VIII shall be the sole and exclusive remedy of the Indemnified Parties for Damages relating to the subject matter hereof.

ARTICLE IX
TERMINATION

Section 9.1   Termination of Agreement.  The Parties may terminate this Agreement at any time prior to the Closing as provided below:

(a) by the mutual written consent of the Parties;

(b) by either Party by giving written notice to the other Party if:

(i) any court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, or Decree or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such statute, rule, regulation, order or Decree or other action shall have become final and non-appealable provided, however, that the right to terminate this Agreement under this Section 9.1(b)(i) shall not be available to a Party if the failure to consummate the Closing because of such action by a Governmental Authority shall be due to the failure of such Party to have fulfilled any of its obligations under this Agreement;

(ii) the Closing shall not have occurred prior to March 4, 2011 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(b)(ii) shall not be available to a Party if its failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before the Outside Date; and

(c) by Buyer by giving written notice to Seller as and to the extent Buyer has a right of termination pursuant to Section 5.6.

Section 9.2 Effect of Termination.  If any Party terminates this Agreement pursuant to Section 9.1, all rights and obligations of the Parties hereunder shall terminate upon such termination and shall become null and void (except that Section 5.7(b), Section 5.9, Article X and this Section 9.2 shall survive any such termination) and no Party shall have any Liability to any Party hereunder or to any of their respective Representatives; provided, however, that nothing in this Section 9.2 shall relieve any Party from Liability under Article VIII for any breach of any of the representations and warranties (but solely to the extent such breach was willful, grossly negligent or fraudulent) set forth in this Agreement occurring prior to any such termination.

ARTICLE X
MISCELLANEOUS

Section 10.1    Expenses. Except as otherwise expressly set forth herein, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of law firms, commercial banks, investment banks, accountants, public relations firms, experts and consultants.

Section 10.2   Entire Agreement.  This Agreement, the Related Agreements and the Confidentiality Agreement constitute the entire agreement between the Parties and supersede any prior understandings, agreements or representations (whether written or oral) by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 10.3   Incorporation of Annexes, Exhibits and Disclosure Schedule.  The Annexes and Exhibits to this Agreement and the Disclosure Schedule are incorporated herein by reference and made a part hereof.

Section 10.4   Amendments and Waivers.  No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each Party except as expressly provided herein.  No waiver of any breach of this Agreement shall be construed as an implied amendment or agreement to amend or modify any provision of this Agreement.  No waiver by any Party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent default, misrepresentation or breach of warranty or covenant.  No conditions, course of dealing or performance, understanding or agreement purporting to modify, vary, explain or supplement the terms or conditions of this Agreement shall be binding unless this Agreement is amended or modified in writing pursuant to the first sentence of this Section 10.4 except as expressly provided herein.  Except where a specific period for action or inaction is provided herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof.

Section 10.5   Succession and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other Parties.

Section 10.6   Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing except as expressly provided herein.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient; (b) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); (c) upon receipt of confirmation of receipt if sent by facsimile transmission; or (d) three Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Peak Wellness, Inc.
195 Field Point Road
Greenwich, Connecticut 06830
Attention: Carlon M. Colker, M.D., FACN
Facsimile: (203) 629-0589

With a copy (which shall not constitute notice to Seller) to:

Shapiro Law Offices, LLC
104 Court Street
Middletown, Connecticut 06457
Attention: Jonathan M. Shapiro
Facsimile: (860) 347-3874

If to Buyer:	Atlas Therapeutics Corporation
1759 Chrystal Avenue
Chino, California 91710
Attention: Mr. J.B. Bernstein
Facsimile: (305) 513-5855

With a copy (which shall not constitute notice to Buyer) to:

Ellenoff Grossman & Schole LLP
150 East 42nd Street
New York, New York 10017
Attention: Stuart Neuhauser, Esq.
Facsimile: (212) 370-7889

Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner set forth in this Section 10.6.

Section 10.7   Governing Law.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF NEW YORK WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF NEW YORK OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF NEW YORK.

Section 10.8   Arbitration. Unless otherwise prohibited by law or specified below, all disputes, claims and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation shall be resolved solely and exclusively by final and binding arbitration held in New York, New York through Judicial Arbitration & Mediation Services/Endispute (“JAMS”) or the American Arbitration Association (“AAA”) under the then existing JAMS or AAA commercial arbitration rules as decided by the filing party. However, nothing in this Section 10.8 is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party in any such arbitration shall be responsible for its own attorneys’ fees and related costs and necessary disbursements.  The laws of the State of New York shall apply to any arbitration hereunder.  In any arbitration hereunder, this Agreement and any Related Agreement shall be governed by the laws of the State of New York applicable to a contract negotiated, signed, and wholly to be performed in the State of New York, which laws the arbitrator shall apply in rendering his or her decision.  The arbitrator shall have no authority to award punitive or other exemplary damages. This arbitration clause shall survive the termination of this Agreement or any Related Agreement.

Section 10.9   Waivers of Jury Trial.  EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 10.10   Specific Performance; Consent to Jurisdiction.  Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached, so that, in addition to any other remedy that a Party may have under law or equity, a Party shall be entitled to injunctive relief to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof.  Any action brought by either Party against the other to compel arbitration or for specific enforcement or injunction relief shall be brought only in the state courts or federal courts sitting in New York, New York.  Each of the Parties irrevocably and unconditionally waives any objection to the laying of venue in, and any defense of inconvenient forum to the maintenance of, any Litigation so brought and waives any bond, surety or other security that might be required of any other Party.

Section 10.11   Severability.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement.  In the event that any of the provisions of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provisions shall be limited or eliminated only to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect.  The Parties further agree to replace such invalid or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the invalid or unenforceable provision.

Section 10.12   No Third Party Beneficiaries.  This Agreement shall not confer any rights or remedies upon any Person other than Buyer, Atlas, Seller and their respective successors and permitted assigns.

Section 10.13   Mutual Drafting.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.14   Disclosure Schedule.  All capitalized terms not defined in the Disclosure Schedule shall have the meanings ascribed to them in this Agreement.  The representations and warranties of Seller in this Agreement are made and given, and the covenants are agreed to, subject to the disclosures and exceptions set forth in the Disclosure Schedule.  All attachments to the Disclosure Schedule are incorporated by reference into the Disclosure Schedule in which they are directly or indirectly referenced. The information contained in the Disclosure Schedule is in all respects provided subject to the Confidentiality Agreement.

Section 10.15   Headings.  The section headings contained in this Agreement and the Disclosure Schedule are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.16   Counterparts; Facsimile and Electronic Signatures.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.  This Agreement or any counterpart may be executed and delivered by facsimile copies or delivered by electronic communications by portable document format (.pdf), each of which shall be deemed an original.

{Remainder of page intentionally left blank.}

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

PEAK WELLNESS, INC. d/b/a PEAK WELLNESS BIOPHARMA

By:	/s/ Carlon Colker
Name: Carlon Colker, M.D.
Title: President

ATLAS THERAPEUTICS CORPORATION

By:	/s/ Georgette Mathers
Name: Georgette Mathers
Title: President

ATLAS ACQUISITION CORP.

By:	/s/ J.B. Bernstein
Name: J.B. Bernstein
Title: Chief Executive Officer